Exhibit 99.2

FISCAL 2016 FIRST QUARTER CONFERENCE CALL TRANSCRIPT

November 9, 2015 / 05:00 PM EDT

On November 9, 2015, Premier, Inc. hosted a conference call to discuss financial results for the fiscal 2016 first quarter, ended September 30, 2015. The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

CORPORATE PARTICIPANTS

Jim Storey Premier, Inc. - VP of IR

Susan DeVore Premier, Inc. - President & CEO

Mike Alkire Premier, Inc. - COO

Craig McKasson Premier, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Ryan Daniels William Blair & Company - Analyst

Elizabeth Blake BofA Merrill Lynch - Analyst

Jamie Stockton Wells Fargo Securities, LLC - Analyst

Garen Sarafian Citigroup - Analyst

Nicholas Jansen Raymond James & Associates, Inc. - Analyst

Sean Dodge Jeffries LLC - Analyst

Donald Hooker KeyBanc Capital Markets - Analyst

Scott Levitt Evercore ISI - Analyst

Mohan Naidu Stephens Inc. - Analyst

Richard Close Canaccord Genuity - Analyst

Gene Mannheimer Healthcare IT Equity Research - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen, and welcome to the Premier Inc., first quarter fiscal 2016 financial results and update conference call.

At this time, all lines are in a listen-only mode and the floor will be opened for questions following the presentation.

(Operator Instructions)

It is now my pleasure to introduce your host, Jim Storey. Please begin.

Jim Storey - Premier Inc. - VP & IR

Thank you, Joe. And welcome everyone to Premier Inc.’s fiscal 2016 first quarter conference call.

PREMIER, INC.

Fiscal 2016 First Quarter Conference Call Transcript

Our speakers today are Susan DeVore, President and Chief Executive Officer, Mike Alkire, Chief Operating Officer and Craig McKasson, Chief Financial Officer. Susan, Mike and Craig will review the quarter’s performance and discuss the outlook for the remainder of our fiscal year.

Before we get started, I want to remind everyone that copies of our press release and the supplemental slides accompanying this conference call are available in the Investor Relations section of our website at investors.premierinc.com.

Management’s remarks today contain certain forward-looking statements, and actual results could differ materially from those discussed today. These forward-looking statements speak as of today and we undertake no obligation to update them.

Factors that might affect future results are discussed in our filings with the SEC, including our most recent Form 10-K and Form 10-Q, and we encourage you to review these detailed safe harbor and risk factor disclosures. Please also note that where appropriate we will refer to non-GAAP financial measures to evaluate our business.

Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our Earnings Release, in the appendix of the supplemental slides accompanying this presentation, and in our Form 8-K filing with the SEC, which we expect to file soon.

Now, let me turn the call over to Susan DeVore.

Susan DeVore - Premier Inc. - President & CEO

Thanks, Jim, and hello everyone.

As you know, it’s been just about a month since we held our Investor Day in New York so today we’re going to focus on our first quarter results and our outlook for the remainder of the fiscal year, as well as discuss the opportunities that we see in the marketplace.

I’ll start with a broad overview of the quarter. Mike will discuss our operational achievements, and Craig will walk you through our first quarter financials and review guidance. I’m pleased to report a very strong start to fiscal 2016.

Our provider-led healthcare solutions company produced double-digit year-over-year gains in consolidated net revenue, up 18%, adjusted EBITDA, up 16%, and adjusted fully distributed earnings per share, up 17%. Year-over-year growth of 15% in Supply Chain Services net revenue was fueled by an 11% increase in net administrative fees revenue and 22% growth in products revenue from our direct sourcing and specialty pharmacy businesses.

In Performance Services, strong SaaS-based subscriptions and renewals, as well as growth in our advisory services businesses, drove the 26% revenue increase. And we expect our recent CECity and Healthcare Insights acquisitions to begin providing meaningful contributions to revenue growth in the remaining quarters of the current fiscal year.

Based on these results and our current outlook for the remainder of the fiscal year, we are affirming our fiscal full-year guidance. Looking forward now, the nation’s healthcare system has evolved into one of the biggest social and economic issues of our time.

And we believe that Premier, in partnership with our members, is uniquely positioned to lead the transformation to lower cost, higher quality, population-focused healthcare delivery. Healthcare providers today are under tremendous pressure to deliver value and contain costs.

Washington is moving aggressively to implement the payment and delivery reforms of the Affordable Care Act. And fee-for-value is fast becoming a reality for both health system operators and for physicians and other healthcare professionals. As a result, the need for health system and physician alignment has become critical to success in this environment. Yet the ability to measure quality improvement and physician performance and to design appropriate provider incentive systems across the healthcare continuum has been difficult to achieve.

PREMIER, INC.

Fiscal 2016 First Quarter Conference Call Transcript

For some time now, our member health systems have been developing physician enterprise strategies to align their employed and affiliated physicians in anticipation of this shift to value-based payment models. At the same time, Premier’s been addressing our members’ physician enterprise needs through organic development of a suite of comprehensive applications, which will now be significantly enhanced as a result of the acquisitions of CECity and InflowHealth.

CECity’s scaled ambulatory footprint is essentially a mirror image of Premier’s acute inpatient and outpatient quality improvement and reporting capabilities, while InflowHealth brings additional expertise and analytics around physician benchmarking and productivity. Together, we believe we are truly creating a unique set of offerings that allow our members to build networks and measure their overall clinical performance across the continuum of care. These capabilities clearly differentiate Premier in the market.

When you think about it, the ability to measure value is fast becoming the common denominator in healthcare delivery. And we believe Premier is very well positioned to do this. We collect and analyze vast amounts of data from disparate sources and arrive at actionable insights that drive fact-based decisions. These decisions help reduce supply chain costs from pharmaceuticals to medical devices. They improve quality and safety in the delivery of care. And they provide predictive analytics for effective Population Health management.

So we’re excited about the opportunities ahead in fiscal 2016 and beyond. We move forward as a provider-led healthcare solutions Company that has achieved significant scale by building strong relationships with members and suppliers over our 20-year history.

Our organization is built on a foundation of member alignment, commitment and co-innovation. We believe this model and its multiple revenue drivers position Premier to produce strong financial results, demonstrated by our first quarter performance and our long-term growth.

So with that, let me turn the call over to Mike Alkire, our Chief Operating Officer.

Mike Alkire - Premier Inc. - COO

Thanks, Susan. And thanks everyone for joining us today on our conference call.

Today I’d like to discuss our leadership position in the marketplace and how our recent acquisitions are strengthening our position. I will also discuss new business wins and provide an update on our PremierConnect Supply Chain and Population Health offerings. Finally, I want to share some thoughts on the crucial role we believe Premier plays in the pharmaceuticals arena.

We continue to differentiate Premier through our aligned relationships with our healthcare systems. This relationship is underpinned by the fact that we partner with our health systems to understand their revolving needs in cost reduction, quality and safety improvement, and moving to new healthcare delivery models. If you look at the nine acquisitions we’ve made in the past two plus years, all are focused on a strategic need identified by our health systems.

We addressed these needs by identifying and acquiring specific assets and solutions, integrating them into our Company, and ramping up capabilities through our aligned member channel. Looking at our most recent acquisitions, CECity, Healthcare Insights and InflowHealth, each has strengthened and expanded our capabilities to help our health systems and our member physician enterprise groups improve their performance and prepare for the rapidly growing value-based payment environment.

Let’s quickly review. Last month we acquired InflowHealth which offers a SaaS-based technology solution with wrap-around services that aggregates physician financial and operational data to pinpoint where improvements can be made. Inflow complements CECity as both will enhance our evolving physician and ambulatory strategies.

As you know, we expect CECity to allow us to extend our performance improvement and analytics platform into the ambulatory market, enabling our members to measure their overall clinical performance across their system, something that we believe is very difficult for them to achieve currently. Since CECity’s acquisition in August, we have seen strong interest in the offerings across all the channels and the pipeline has grown nicely.

PREMIER, INC.

Fiscal 2016 First Quarter Conference Call Transcript

We closed a few significant contracts in the first quarter. Two of these wins were with CMS’s innovation center, where our technology is core to two new innovative payment and delivery models that they are piloting. Additionally, we have signed two major ambulatory EHR providers to embed CECity’s specialized registry offering for meaningful use reporting into their core platforms. We believe these four new engagements demonstrate continued support for our original investment thesis for this acquisition, and for our overall quality and regulatory strategy.

In August we also acquired Healthcare Insights. Healthcare Insights provides integrated financial management software in the areas of budgeting, forecasting and cost analytics. In essence, it enables Premier to offer a more comprehensive analytic solution to our existing cost and quality applications and further enhances our PremierConnect Supply Chain offerings with bundled payment and service line analytics capabilities.

As we move forward, we expect to continue to deploy capital to acquire assets that meet the needs of our members. These areas include integrated and specialty pharmacy and non-acute purchasing on the Supply Chain Services side and population health and ambulatory clinical integration on the Performance Services side, and we’re always looking for assets that allow us to expand our role as the shared services provider for our healthcare systems.

When you think of Premier, our data analytics, direct sourcing, specialty pharmacy, and group purchasing capabilities, are all shared services provided to our health systems to accomplish needed objectives in a more cost effective and efficient manner. So these are the areas we are focusing our capital deployment on.

Looking at our PremierConnect Supply Chain offering, we featured it in a case study discussion on Investor Day and to date in fiscal 2016 we have signed several engagements across our systems. We believe it is a breakthrough solution powered by our internal development initiatives, as well as the integration of our Aperek acquisition.

PremierConnect Supply Chain is designed to enable health systems to manage the entire procurement process across their acute and ambulatory settings, including both their GPO and non-GPO spending. We believe it is an innovative differentiator and just one of the strategic tools we are using to disrupt the healthcare supply chain, drive revenue growth, and continue to distinguish Premier as a market leader.

PremierConnect Supply Chain continues to be a key driver in recent business wins. As we announced this morning, OSF healthcare, a large integrated 11 hospital health system, with nearly 700 primary care and specialist physicians, has partnered with Premier to build a next generation supply chain that accelerates the integration of health services system-wide and supports OSF’s transition to population health management across its acute and ambulatory footprint. Specifically, OSF will be using our group purchasing services, our PremierConnect Supply Chain offering, and participating in our supply chain performance improvement collaborative to achieve these objectives. We are thrilled to welcome OSF to the Premier alliance.

Now let’s look at the recent success of our population health services. Premier is a recognized leader in population health management. And the growing trend toward value-based care and value-based payment is generating substantial interest in our services.

Premier’s Population Health Management team has engaged with several organizations to develop and implement core capabilities in areas such as clinically integrated networks, Patient Centered Medical Homes and Population Health Services Organizations, which provide the necessary infrastructure to support population health efforts. These engagements include SSM health, a 20-hospital system with more than 60 outpatient care sites where we are implementing a system-wide value-based care and payment plan; Adventist Health System, with 44 hospital campuses and more than 8,100 licensed beds across 10 states, where we are implementing a Population Health Services Organization; and Bon Secour health system, with 19 acute care hospitals as well as psychiatric, nursing care, assisted living and home care and hospice facilities, which is developing and implementing four clinically integrated networks.

In addition, the Premier Population Health Management Team is assisting a number of New York healthcare providers as they implement programs to support the transition of the New York Medicaid program to a value-based population health model through the delivery system reform initiative payment, or DYSRIP program. We expect this value-based population health model to be adapted in several other states over the next 24 months.

PREMIER, INC.

Fiscal 2016 First Quarter Conference Call Transcript

Additionally, we are continuing to see success with Premier’s Population Health Management Collaborative, which includes approximately 70 accountable care systems, comprising approximately 400 hospital members across 31 states. Our members outperformed other participants in the Medicare shared savings and pioneer programs on 22 of the 33 quality measures, with year-over-year improvements nearly double the national rate.

I want to conclude my remarks with a closer look at pharmaceuticals pricing, which has grown into a significant issue. Our fall 2015 economic outlook survey of health system C-suite executives showed that 98% of the respondents believe pharmaceutical price increases pose a challenge for their organizations, while 95% agree that drug shortages will continue to be a problem over the next three years.

We believe this focus on pharmaceutical prices and value plays to Premier’s strengths. First, we believe the best remedy to high cost drugs is to create healthier supply markets, which will require faster drug approvals and fewer delays in bringing generics and biosimilars to the market. More competition is at the heart of Premier’s business model. We are encouraged by the likelihood of Congressional action on the 21st Century Cures legislation, increased oversight by Congress of the Food and Drug Administration and new leadership at the agency, and recent improvements in approval times for generic drugs, as well as the introduction of new biosimilars.

Second, we expect that the increased focus on the value of drugs will incent manufacturers and providers to better quantify the value of their products. This is one of the unique capabilities we offer suppliers with the data and real world collaboratives we have in place.

Finally, we have been working with our health systems to co-create our integrated pharmacy strategy. This program is designed to address pharmacy utilization across the continuum of care from hospitals to home, and help our members gain better pricing on drugs and access to drugs in short supply. This strategy includes therapy monitoring and achieving higher levels of medication adherence, which are important goals in the evolving population health environment.

With that, I’d like to turn the call over to Craig McKasson, our Chief Financial Officer.

Craig McKasson - Premier Inc. - CFO

Thanks, Mike. The year is off to a great start.

We expect to maintain strong momentum as we move through fiscal 2016, and believe we are well positioned to drive continued strong financial results. Now let’s walk through the results in more detail. Consolidated net revenues of $270.8 million increased 18% from a year ago. Revenue growth was strong across both segments as Supply Chain Services net revenue increased 15% to $196.5 million, and Performance Services net revenue increased 26% to $74.3 million.

The 15% revenue growth in Supply Chain Services surpassed our expectations, driven by our core GPO business, where net administrative fees revenue increased 11%. As previously highlighted, we expected strong first quarter year-over-year growth in net administrative fees revenue and we exceeded our expectations.

This strong year-over-year growth was largely driven by contract penetration in both acute and alternate site members. In addition, the continuing impact of the recruitment and conversion of new members, as well as positive utilization trends, continued to further influence our strong growth.

Product revenues increased 22% in the quarter. Direct sourcing continued to benefit from ongoing expansion of our member demand for apparel and our Premier Pro brand gloves. Specialty pharmacy growth was driven by continued strong member support, including the ramp-up of new members that have joined our specialty pharmacy program.

In Performance Services, the 26% revenue increase was consistent with our expectations for the quarter and resulted from continued growth of our PremierConnect SaaS-based subscriptions and renewals with growth across our PremierConnect domains. Our advisory services also performed extremely well during the quarter, driven by our Population Health and cost management engagements.

PREMIER, INC.

Fiscal 2016 First Quarter Conference Call Transcript

Consolidated adjusted EBITDA of $105 million for the quarter represents a 16% increase from a year ago, with Supply Chain Services increasing 13% and Performance Services up 36%. The increase in Supply Chain Services adjusted EBITDA primarily reflects the strong growth in net administrative fees.

The 36% growth in Performance Services adjusted EBITDA was mainly the result of new PremierConnect SaaS-based subscription sales, but also benefited this quarter from a non-GAAP deferred revenue adjustment in the amount of $1.5 million that related to our TheraDoc acquisition.

Looking at bottom-line performance, non-GAAP adjusted fully distributed net income increased 17% to $56 million for the quarter, compared with $47.8 million last year, and non-GAAP adjusted earnings per fully diluted share increased 17% to $0.38 per share compared with $0.33 per share last year. We do guide to adjusted fully distributed earnings per share as a result of our corporate structure and the quarterly member owner share exchange process.

This non-GAAP measure calculates income taxes at 40% on pretax income, as though the entire company is a taxable C-corporation, and also assumes that all of the company’s Class A and Class B common shares are held by the public and included in the share count determination. From a liquidity and balance sheet perspective, cash flow from operations in the quarter was $22.7 million compared with $45.9 million last year.

Operating cash flow for the quarter decreased, largely due to the payment of approximately $32 million in annual employee incentives that occurred in September 2015, following completion of our June fiscal year end and a $15 million prepayment to a distributor in order to receive additional discounts on product purchases. Our first quarter free cash flow came in as expected at negative $16.9 million as a result of the significant first quarter cash outflows.

We do continue to expect that full year free cash flow will represent 40% to 50% of adjusted EBITDA. We define free cash flow as cash provided by operating activities less distributions to limited partners, purchases of property and equipment, and payments to limited partners under tax receivable agreements.

During the first quarter, we spent approximately $315 million in cash and used approximately $150 million of our credit facility to fund the acquisitions of Healthcare Insights and CECity, both of which closed in the first quarter. As a result, our cash, cash equivalents, and short and long-term marketable securities totaled approximately $236.2 million at September 30, 2015, as compared with $398.2 million at September 30, 2014.

And we have an outstanding balance of $150 million on our five-year, $750 million revolving credit facility. Now let’s turn to our expectations for the balance of fiscal 2016.

We are affirming our fiscal 2016 full-year guidance that was increased when we updated it on October 6th in conjunction with our 2015 Investor Day. This reflects current expectations of net revenue, adjusted EBITDA and adjusted fully distributed earnings per share growth.

Our guidance depends on certain key assumptions in each segment and contemplates double-digit percentage gains in organic consolidated net revenue and adjusted EBITDA, meaningful contributions from our recent CECity and Healthcare Insights acquisitions, as well as revenue from Phase 2 of the Partnership for Patients initiative, a one-year contract award from the government that began in October.

Additional assumptions underlying our guidance are included in our earnings release issued earlier today. Related to our expected fiscal 2016 contribution from CECity and Healthcare Insights, last week we filed the audited financial statements for CECity for calendar 2014 and the six-month periods ended June 30, 2014, and June 30, 2015.

The six-month comparison reflects a doubling of revenue and substantial growth in profitability year-over-year, and this trajectory reinforces our guidance expectations as we integrate CECity into Premier and scale these solutions to our member channel. I would like to note, as I’ve previously discussed, that there is seasonality to CECity’s financial performance as a result of the physician quality reporting system process in the January to March quarter of each year.

PREMIER, INC.

Fiscal 2016 First Quarter Conference Call Transcript

This will result in higher revenues in that quarter, as well as higher profitability, given the high margin nature of that particular revenue stream in CECity’s business.

Our fiscal 2016 full year guidance reflects year-over-year consolidated net revenue growth of 14% to 17%, comprised of 7% to 10% revenue growth in Supply Chain Services and 31% to 35% growth in Performance Services.

We expect non-GAAP adjusted EBITDA to increase 8% to 13% and non-GAAP adjusted fully distributed earnings per share to increase 8% to 13% from a year ago, as well. I will conclude my prepared remarks with a brief update on our quarterly exchange process.

Per our public disclosures, approximately 16 million Class B common units became eligible for exchange by our member owners on October 31st for a cumulative total of approximately 26.6 million shares. Following the right of first refusal process, where member owners can purchase Class B units being offered for exchange, approximately 5.8 million of that 26.6 million shares were exchanged into Class A common shares on November 2nd.

Based on the level of interest indicated through the exchange process, we are not required to conduct a company directed offering. We are, however, evaluating whether to conduct a company directed offering on a voluntary basis. In the event that we determine to conduct a voluntary company directed offering, we will make a public announcement regarding that decision.

With that, let me turn the call back over to Susan.

Susan DeVore - Premier Inc. - President & CEO

Thanks, Mike and Craig. Operator, we’re ready to open the line for questions.

QUESTION AND ANSWER

Operator

Thank you. The floor is now opened for questions.

(Operator Instructions)

Our first question is from Ryan Daniels.

Ryan Daniels - William Blair & Company - Analyst

Yes, good evening everyone. Thanks for taking the questions.

Susan DeVore - Premier Inc. - President & CEO

Hi, Ryan.

Ryan Daniels - William Blair & Company - Analyst

How are you?

Susan DeVore - Premier Inc. - President & CEO

Great.

PREMIER, INC.

Fiscal 2016 First Quarter Conference Call Transcript

Ryan Daniels - William Blair & Company - Analyst

Susan, I’ll start with one for you. Given the recent potential pending disruption in the GPO marketplace, I want to get your view on what types of opportunities that’s presented for share gains in the past. Meaning, does that open up some opportunities to Premier that might not otherwise be the case?

Susan DeVore - Premier Inc. - President & CEO

Thanks, Ryan, for the question. As you know, we have historically competed well with MedAssets and VHA/UHC, and so we believe we’ll continue to do so.

We’ve been a market taker and we think the differentiated offering we have with an end-to-end supply chain set of solutions along with all of the analytics and clinical data really differentiate us. So we think there will be a long process there. We’re interested in innovative and disruptive models in the marketplace, so we view it as an opportunity.

Ryan Daniels - William Blair & Company - Analyst

Okay. Thank you for that color.

And then maybe want to get an update from you as well on the repositioning in the research business. I know you changed the focus there more towards prospective research. And I’m curious if that’s yielded any big changes in your go to market or how you’re working with clients on the supply side.

Also, is that tightly integrated into some of the work you’re doing on the pharma spend to actually look at kind of comparative effectiveness of drugs in the market or anything to that regard that could help there as well?

Susan DeVore - Premier Inc. - President & CEO

So lots of questions in there, Ryan. I’ll start and say that we are on pace with the new talent, the new organizational structure and our new business development model and are taking that actively to market and having good results.

Mike, maybe you can comment on comparative effectiveness and how we’re integrating the research services.

Mike Alkire - Premier Inc. - COO

Sure. So first, we did have a very successful quarter in PRS. So we’ve — besides data deals, we’ve done a number of real world evidence deals using a lot of our obviously our analytics.

The focus on outcomes research and those deals are areas that are very expensive to manage for a healthcare system, so these are areas like sepsis, wound care, acute hypertension and those areas. So we’re very, very pleased with some of those real world evidence deals that we’ve won.

So obviously as we’re building out the capabilities to support those kind of programs, there’s a degree of comparative effectiveness that’s built out. So we obviously create the standard baseline in terms of performance and then we measure as to whether or not those therapies and delivery mechanisms are actually beating those benchmarks.

Susan DeVore - Premier Inc. - President & CEO

And Ryan, you know, with the CECity acquisition, we’re actually now able to take to the research services and pharma companies not only our data but the ambulatory data. And so we’ve been doing a lot of education in the research space with the combined capabilities of Premier and CECity.

Ryan Daniels - William Blair & Company - Analyst

Okay, great. Very helpful. Last one for Craig and I’ll hop back in the queue.

PREMIER, INC.

Fiscal 2016 First Quarter Conference Call Transcript

Very strong net admin fee growth. I’m curious you how we should think about that going forward. On one hand it seems like you outperformed your internal targets and some of that should be sustainable. On the other hand we’ve got tougher comps at Premier and hospital volumes clearly slowed down a bit this quarter.

Should we be thinking mid-single digit or does some of the outperformance allow you to carry forward at a higher level? Thanks.

Craig McKasson - Premier Inc. - CFO

Sure, Ryan. Thanks. So as I said, we’ve affirmed our guidance and the fundamental assumption underlying was mid-single digit increase in administrative fees for the year.

We did, when we established our guidance, anticipate that the first quarter would be stronger, primarily on the basis of year-over-year comps where we had a lower level of performance in the first quarter last year. We do as we regularly talk about continue to monitor utilization and what we do continue to see is strong utilization trends, although at a more normalized pace than what we had experienced in earlier quarters.

And so as a result, at this point in time where we are in our fiscal year we are still guiding to mid-single digit increase or improvement in administrative fees and to the extent that utilization trends do continue to sustain or improve, we’ll have an ability to outperform that.

Ryan Daniels - William Blair & Company - Analyst

Perfect. Thanks so much.

Operator

Thank you. Our next question is coming from Elizabeth Blake.

Elizabeth Blake - BofA Merrill Lynch - Analyst

Hi. Good evening.

Susan DeVore - Premier Inc. - President & CEO

Hi, Elizabeth.

Elizabeth Blake - BofA Merrill Lynch - Analyst

Thanks for taking my questions. A few of the publicly traded hospitals have been calling out declining labor productivity in the past couple of quarters. Could you remind us how Premier is poised to address that issue and have you been seeing stronger demand for those types of solutions?

Susan DeVore - Premier Inc. - President & CEO

Thanks, Elizabeth and yes, it is a very good opportunity for us and we have seen a strong pipeline in the work in our cost management business on the Advisory Services side, probably a direct result of that. As you know, we have a labor productivity application that assesses productivity both in the inpatient and outpatient arena.

The acquisition of InflowHealth also helps us assess productivity in the physician enterprise and so Advisory Services as well as technology solutions are doing very well, given the challenges in labor costs in health systems.

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Fiscal 2016 First Quarter Conference Call Transcript

Elizabeth Blake - BofA Merrill Lynch - Analyst

Okay, great. Thank you. And then we’re about a month into ICD-10 here.

I realize you’re less directly exposed to this than some of the revenue cycle players but could you comment on what your customers have been saying to you, are you seeing a lot of disruption in the marketplace that could potentially impact near term demand for your services?

Susan DeVore - Premier Inc. - President & CEO

No, we were ready for ICD-10 with all of our own applications and our customers we’re not hearing a lot of disruption from them. We actually think because ICD-10 moves you from 19,000 codes to like 140,000 something codes that we are together going to be able to be a lot more granular about the performance of DRGs or service lines or clinical conditions and actually we’ll create more insights, given the depth of the data we have to solve the problems of healthcare systems.

So we think ICD-10 is a good thing for us and for the industry.

Elizabeth Blake - BofA Merrill Lynch - Analyst

Okay. Great. Thank you very much.

Susan DeVore - Premier Inc. - President & CEO

Thanks, Elizabeth.

Operator

Thank you. Our next question is coming from Jamie Stockton.

Susan DeVore - Premier Inc. - President & CEO

Hi, Jamie.

Jamie Stockton - Wells Fargo Securities, LLC - Analyst

Hey, good evening. I guess maybe I’d like to start with what you guys are seeing from health systems as far as how they’re evolving the kind of the physical look of their business. It seems like I’ve heard a decent number of health systems talk recently about how they’re looking at moving more procedures from the hospital into retail oriented settings that aren’t necessarily in dense metro areas, closer to the suburbs.

Are you seeing your health systems do a lot with kind of physically where a lot of the activity is occurring, not necessarily just moving it into like an ambulatory clinic necessarily but more like an ambulatory surgery center like location?

Susan DeVore - Premier Inc. - President & CEO

So I would say, Jamie, we’ve discussed before that we have a lot of the big IDNs around the country and they are very diversified and they are focused on ambulatory and outpatient settings. They’re also focused on the consumer and how to take things to alternative sites.

When we look at utilization data though, we continue to see inpatient growth and outpatient ancillary and ambulatory growth. It’s why we think it’s so critical to have Population Health capabilities as well as cost management capabilities as well as supply chain and acute and non-acute because wherever all of this care delivery moves, people will be buying supplies.

PREMIER, INC.

Fiscal 2016 First Quarter Conference Call Transcript

They’ll be focusing on productivity. They’ll be focusing on clinical analytics and they’ll need the outcomes and the data for all of that. So we do see IDNs trying to figure out how to reach particularly the chronic care patients in their communities and how to serve the needs of the patient from hospital and hospital settings to home settings.

So yes, I think we see it — but we see it more of a moving around of the care delivery.

Jamie Stockton - Wells Fargo Securities, LLC - Analyst

Okay. And then maybe just one other question. You bought a couple of businesses here that are a little more focused on the ambulatory environment.

Do you have a feel now that you’ve had these businesses under your roof here for a few months for what the opportunity is maybe in the Performance Services business in more of an ambulatory setting or an outpatient setting versus the inpatient opportunity? I mean, when you look at some of these health systems, my perception is that you guys are addressing a lot of what’s going on from an inpatient standpoint effectively.

How should we be thinking about the incremental opportunity now that you’re trying to start addressing what’s going on in an ambulatory setting or outpatient setting?

Susan DeVore - Premier Inc. - President & CEO

So I’ll start and then others can add in. I think an ambulatory expansion on our part has been part of our capital deployment plan since the beginning.

We’re very deep on the inpatient acute care side. We had capabilities on the ambulatory side. CECity brings four channels.

It brings the IDN channel. It brings the direct physician, physician enterprise and medical society channel. It brings a research channel and it brings a government channel.

And so InflowHealth gives us more people and technology to really go much deeper into physician enterprise and as I said in my introductory comments, we view this whole suite of physician enterprise solutions and putting together CECity, InflowHealth, Healthcare Insights, together with our own organically developed technologies and services, we think that’s a very complete offering for the clinical networks, both employed and affiliated.

And it’s a big, big challenge for our healthcare system. So I think you’ll continue to see us invest there and I think you’ll continue to see growth there and I would say we’re early in that process.

Craig McKasson - Premier Inc. - CFO

Susan, the only thing I’d add, I think in two areas that we’re seeing a lot of interest. Obviously it’s our healthcare systems, stand up accountable care organizations, they’re looking at creating bench marks and programs to measure themselves against one another to drive improvement.

I think you’re going to see continued growth there. And then also in the bundled payment arena. As our healthcare systems are looking at evolutionary models in terms of partnering in the ambulatory setting with physicians, you’re going to see a continued expansion of services and technologies to support those bundled payment strategies as well.

Jamie Stockton - Wells Fargo Securities, LLC - Analyst

Okay. Thank you.

Susan DeVore - Premier Inc. - President & CEO

Thanks, Jamie.

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Fiscal 2016 First Quarter Conference Call Transcript

Operator

Thank you. Our next question is coming from Garen Sarafian.

Susan DeVore - Premier Inc. - President & CEO

Hi, Garen.

Garen Sarafian - Citigroup - Analyst

Good afternoon, guys. I just wanted to revisit first how you’re thinking about the competitive landscape now.

You’re clearly still bullish on your ability to compete against your biggest publicly traded competitor for now. Could you maybe comment on how you’ve competed against your largest private competitors and maybe where you win and where you don’t?

So I guess to the extent — if you can share on an earnings call, does it change your view of how you approach M&A on the GPO side perhaps and what you go after next and the clients you now like to prioritize or even your procurement strategy?

Susan DeVore - Premier Inc. - President & CEO

Thanks, Garen. So as I said earlier, we have been competing with both MedAssets and VHA/UHC and if you’ll remember from some of the prior quarterly calls we’ve been announcing movement from VHA/UHC accounts like MultiCare, Lahey Health, HonorHealth and movement from MedAssets accounts like new Hanover and Princeton Healthcare and even a part of Lahey was MedAssets.

So should that combination go through, it will be one competitor as opposed to what used to be two or three competitors. And I think we have continued to focus on end-to-end supply chain capabilities and the clinical data that we have and the technology to differentiate this entire ability to help them procure in the supply chain.

So I think we’ll continue to make investments there and continue to integrate all of this. The challenge here is a GPO separate from something else, separate from something else. Our platform is designed to integrate the clinical financial, operational and supply chain data and information.

From a capital deployment perspective I think we set out even to back the initial IPO on the supply chain side saying we’re interested in integrated pharmacy capabilities, specialty pharmacy, non-acute, the expansion into the non-acute GPO and the analytics that go with the non-acute care space as well as disruptive technologies. So I don’t think any of that has changed and actually we think there’s an opportunity to keep our focus on all of those things and continue to differentiate ourselves from the more traditional GPO model.

Garen Sarafian - Citigroup - Analyst

Got it. Okay, that’s fair. And then two quick follow-ups.

One was I think Susan you mentioned something on utilization but just wanted to touch on any commentary that you had there, just given the tough quarter that the hospitals have had. You haven’t seen that same level of choppiness in the past. Any additional comments there on utilization?

Susan DeVore - Premier Inc. - President & CEO

We’ve seen some report choppy utilization, others not. When we look broadly at our data across our footprint, which is large, we continue to see inpatient volume growth. We continue to see more significant outpatient volume growth.

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Fiscal 2016 First Quarter Conference Call Transcript

And so we think it is continuing to increase. Although it’s a little bit more normalized rate, we think there might have been some Affordable Care Act expansion utilization that occurred and now the growth is more normal.

Garen Sarafian - Citigroup - Analyst

Okay. Great. And Craig, last question, what metrics will you be evaluating — or are you evaluating the company directed offering?

Craig McKasson - Premier Inc. - CFO

I’m sorry, what metrics?

Garen Sarafian - Citigroup - Analyst

On what metrics. You said it’s not mandatory but you’re assessing if you will have a voluntary company directed offering. I’m just wondering what are the major levers that you’re considering to make that decision?

Craig McKasson - Premier Inc. - CFO

Thanks, Garen. Sorry, I didn’t understand when you first asked. I think as you’re aware we have a requirement if more than 3.5% of our outstanding Class A and Class B shares are being exchanged and elect to participate in an offering, we would have had a requirement to facilitate a company directed offering.

That’s about 5 million shares. If we don’t hit that level of exchange that want to participate in an offering it is at the company’s discretion whether we decide to do that. The levers that we look at are what’s in the best interest of all of our shareholders in terms of the most effective way for those shares to come to market.

We assess and analyze market volatility, obviously. And looking for the best outcome for the benefit of all of our shareholders on a long-term basis.

Garen Sarafian - Citigroup - Analyst

Fair enough. Thank you very much.

Susan DeVore - Premier Inc. - President & CEO

Thanks, Garen.

Operator

Thank you. Our next question is coming from Nicholas Jansen.

Susan DeVore - Premier Inc. - President & CEO

Hi, Nick.

Nicholas Jansen - Raymond James & Associates, Inc. - Analyst

Hi, guys, nice quarter. Two questions. One on just want to get a little bit deeper into pharmacy.

I think every one of the publicly traded hospitals talked about pharmacy pressure this year driving margin compression and it seems like that’s probably the first or second time we’ve actually heard them on public calls talk about pharmacy pressure. So wanted to get a better sense of what you’re seeing in the marketplace.

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Fiscal 2016 First Quarter Conference Call Transcript

I think you announced a couple wins or some of your growth is driven by some new wins. How big of a business can that be for you if this is becoming such a big deal for the hospitals? Thanks.

Susan DeVore - Premier Inc. - President & CEO

I’ll start and Mike, you can add. It’s a big business. It’s already a significant portion of our business and I think Mike talked about some survey results that indicated 98% of our C-suite executives are worried about pharma costs and 95% are worried about drug shortages.

I think what we’re able to do in the GPO portfolio is bring competitive friction to that conversation to try to drive the price down and then with our specialty pharmacy, we’re able to help our health systems manage their chronic patients by helping them get the adherence to the drug protocol. We also have the research capability and so we’re uniquely positioned to have knowledge that can help suppliers create better value propositions clinically for their products.

We can help health systems manage the cost and utilization and therapeutic equivalents. We can create competitive friction with suppliers on the GPO portfolio.

And so it’s behind our thought process that an integrated pharmacy strategy as a shared service will be essential for health systems as they try to manage the cost of pharmaceuticals and at the same time have access to life changing drugs for their patient populations. I don’t know, Mike, if you want to add anything there.

Mike Alkire - Premier Inc. - COO

Just a couple strategies on the cost side. So obviously we want to continue to grow the generic space and the biosimilar space.

We do believe that there’s opportunities for price coming down as those products do come into the market. That’s number one.

Number two, leveraging the data to appropriately utilize the therapies. So we do think we’re very uniquely positioned to ensure that the right patients are getting the right therapies where maybe the therapy isn’t having the clinical outcome that’s expected.

We ensure that — we’re trying to ensure that those patients don’t necessarily get access to those therapies. So we want to just have total alignment between the needs of our patients and the therapies that are obviously out in the market and ensure that the appropriate ones are being used.

Also, you do know we have a partnership on the PBM side and we do believe the evolution of that relationship will continue to bring down drug costs as well.

Nicholas Jansen - Raymond James & Associates, Inc. - Analyst

Thanks for the color there. Just secondly in terms of the M&A environment, obviously you guys were very active over the last three months of pursuing transactions.

Just wanted to kind of get your sense of your current pipeline, your ability to do something sooner rather than later, given the amount of integration that you’re working on right now. Seems like CECity’s off to a good start.

But just wanted to get a better understanding of the current pipeline and your ability to navigate another transaction given what you’re going through right now from an integration perspective. Thanks.

Susan DeVore - Premier Inc. - President & CEO

We continue to integrate both the CECity, Inflow and Healthcare Insights, as well as the other acquisitions. We do that rapidly and have full-time teams focused on that integration.

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Fiscal 2016 First Quarter Conference Call Transcript

We continue to have a very active pipeline and a disciplined process for evaluating the additional capabilities that we want to bring into the integrated set of solutions. And so I would expect us to continue to look for the right capabilities and if we find the right capabilities and the investment makes sense, we’ll move forward on those acquisitions.

Nicholas Jansen - Raymond James & Associates, Inc. - Analyst

Great. I’ll keep it at two. Thanks, guys.

Susan DeVore - Premier Inc. - President & CEO

Thank you.

Operator

Thank you. Our next question is coming from Sean Dodge.

Susan DeVore - Premier Inc. - President & CEO

Hi, Sean.

Sean Dodge - Jefferies LLC - Analyst

Hi. Good evening. Thanks. Susan, since I’d imagine a lot of your clients are beginning to prepare budgets for the next year, those that are coming to you to talk about the future, what are you hearing most often in terms of what’s top of mind for them for the next year?

Susan DeVore - Premier Inc. - President & CEO

Hearing a lot of things. One, they continue to make IT investments. Those IT investments are in a lot of different places, but they are more and more talking about integrated data analytics and how they’re going to make sure they have the integrated data they need.

Several of them have sort of been through the first generation of what they thought they needed in Population Health analytics and so we’re hearing them talk about second generation now that they know more and thinking about trading out some existing capabilities for new capabilities.

I think on the supply chain side, they’re looking for integrated both national supply chain capabilities as well as local and regional capabilities which our analytics and our field teams serve very well. So I would say I think that they’re continuing to have significant capital spend, both in the Population Health strategy and the IT arena.

Some of them are experiencing some of the things you guys have heard around labor productivity and around cost management and so the cost management services and technology side of our business is doing very well as a result of that. So that’s what we’re hearing.

I don’t know, Mike or Craig or anybody want to add anything.

Craig McKasson - Premier Inc. - CFO

Nope.

Sean Dodge - Jefferies LLC - Analyst

Great. Thanks. Craig, going back to the growth in net admin fees, can you give us a sense of how that growth was split between inpatient and alternate sites?

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Fiscal 2016 First Quarter Conference Call Transcript

Craig McKasson - Premier Inc. - CFO

Yes, what we’ve historically talked about is about 80% of our GPO typically has been more in the acute care space and about 20% in the non-acute care space. That will ebb and flow a little bit off those percentages but typically and generally kind of stays in that component.

We have with the improvement in utilization have actually seen strength in the inpatient side of our growth from — our growth in administrative fees but broadly the component representations are still in that kind of 80/20 range for acute versus ambulatory.

Sean Dodge - Jefferies LLC - Analyst

All right. Thanks and congratulations on the good quarter.

Susan DeVore - Premier Inc. - President & CEO

Thanks, Sean.

Operator

Thank you. Our next question is coming from Donald Hooker.

Susan DeVore - Premier Inc. - President & CEO

Hi, Don.

Donald Hooker - KeyBanc Capital Markets - Analyst

Hey, good afternoon. Hey, so by your comments around the GPO it seems like compliance I’m gauging was the major driver. I’m just sort of inducing that.

I was curious if in the past you’ve kind of broken that out by different categories, I guess med surg is just probably where there’s the most upside I would guess. What inning are we there? Getting your sense looking ahead how much room do you have to grow that GPO solely through compliance, for instance?

Susan DeVore - Premier Inc. - President & CEO

So the admin fee trends are driven one by compliance but also by new member recruitment and conversion as well as utilization. So there are a variety of factors.

We do monitor the utilization of our contracts and we do it by portfolio and some of the more traditional portfolios are further along in the innings. So when you think about food, you think about pharmacy, you think about several of the med surg categories.

We might be in the fifth inning, fifth, sixth inning. When you think about the non-traditional areas like purchased services, facilities, even alternate site because it’s so dispersed, I think we’re in the second, third innings. So there’s opportunity in all parts of the portfolio and we measure and monitor that on a regular basis.

Donald Hooker - KeyBanc Capital Markets - Analyst

Is the purchased service as bit more consultative? Is that fair to say? That would be the GPO or might that go somewhere else?

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Fiscal 2016 First Quarter Conference Call Transcript

Susan DeVore - Premier Inc. - President & CEO

The purchased services portfolios often are regional and local and customized. We have been doing a ton of technology enabled analytics on the purchased services space and that’s where having a field team and an Advisory Services group to wrap around the contracts becomes a real differentiator for us because that is probably in the first or second inning.

Craig McKasson - Premier Inc. - CFO

The only thought I would have on that is if you think about from an Advisory Services side, we’re probably in the fourth or fifth inning. We’ve been out doing those programs and projects for a number of years.

Now we’re leveraging a lot of the insights from the Advisory side of the business into creating literally agreements that are national, regional and local to help drive that consistency of savings once those opportunities are defined by the Advisory Services folks.

Donald Hooker - KeyBanc Capital Markets - Analyst

Great. Thank you.

Susan DeVore - Premier Inc. - President & CEO

Thanks, Don.

Operator

Thank you. Our next question is coming from Michael Cherny.

Susan DeVore - Premier Inc. - President & CEO

Hi, Mike.

Scott Levitt - Evercore ISI - Analyst

This is Scott Levitt in for Mike.

Susan DeVore - Premier Inc. - President & CEO

Hi, Scott.

Scott Levitt - Evercore ISI - Analyst

How you guys doing? Thanks for squeezing me in. Given your earlier comments on the Affordable Care Act and the shift to fee-for-value payment models. I was curious what has been the early customer feedback related to the ortho-bundling and are there any specific categories where you’re seeing stronger or weaker utilization?

Susan DeVore - Premier Inc. - President & CEO

So with the ortho-bundling, the oncology pilot, and we’ve identified five or six DRGs that we think are the high cost ripe for additional bundling programs, the joint replacement and then cardiac procedures as well as some chronic procedures, all of that is an opportunity for savings and an opportunity for better clinical outcomes and better patient satisfaction.

We have really cool analytics and measurement capability for health systems. We have about 127 hospitals that are in the collaborative with us today working on — working proactively on bundled payment.

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Fiscal 2016 First Quarter Conference Call Transcript

They’re focusing in on post-acute care, the cost of post-acute care, the use of post-acute care, the cost of the implants, the cost of complications and everything that happens inside that bundle. We think it’s all opportunities for our Advisory Services as well as several of our technology applications.

We’re awaiting the joint replacement program regulatory ruling any day now. The one that is expected to launch in 75 markets across the country.

Scott Levitt - Evercore ISI - Analyst

Thanks. That’s really helpful.

Susan DeVore - Premier Inc. - President & CEO

Does that answer your question?

Scott Levitt - Evercore ISI - Analyst

It does. I really appreciate it. For a follow-up I was just curious given a lot of the various policies that have been discussed during the election campaign around drug pricing and alterations to the Affordable Care Act, how would some of these policies potentially impact your business and are you doing any preparation for those different alternatives?

Susan DeVore - Premier Inc. - President & CEO

There’s a whole lot of political conversation about it right now. We think actually the solution in this marketplace is to have healthy supply markets.

So all the work we do in creating competitive friction, the work we do to enable the use of generics and biosimilars, the work we do to bring data and clinical outcomes together to this discussion of cost, we think those are all the things that are ultimately going to work in the marketplace. We don’t think price controls really work long term.

And so we’re actually proactively working with health systems and this is where being provider centric and provider driven allows us to work with them to determine what are the best therapies and how do you drive the best adherence to really get the best clinical outcomes.

So we think beyond the rhetoric, the needs of patients and providers and patients together making these decisions and us, being a third party who helps create environments where the price of the product can be challenged and the value of the pharmaceutical can really be measured with clinical data, we think that’s the way this is ultimately going to get fixed.

Scott Levitt - Evercore ISI - Analyst

Great. Thank you so much.

Susan DeVore - Premier Inc. - President & CEO

Thank you.

Operator

Thank you. Our next question is from Mike Ott.

Susan DeVore - Premier Inc. - President & CEO

Hi, Mike.

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Fiscal 2016 First Quarter Conference Call Transcript

Mohan Naidu - Stephens Inc. - Analyst

Susan, this is Mohan for Mike today.

Susan DeVore - Premier Inc. - President & CEO

Hi, Mohan.

Mohan Naidu - Stephens Inc. - Analyst

Hi, Susan. Thanks for taking my questions. Most of my questions have been answered but maybe one quick question around your Population Health solutions.

When you look at your clients, what is really driving the health system to switch over from their existing Population Health solutions, or to even go and get a new suite of solutions if they did not have it before? What’s the real catalyst?

Is this increased risk population that they’re taking on or is something else going on that’s driving increased adoption at this point?

Susan DeVore - Premier Inc. - President & CEO

I think a year ago they were all joining the shared savings program. They were looking for what they thought they needed in data analytics and care management.

I think there were a lot of promises made by the first generation of products and I think they’re realizing they’re paying for some of those first generation products that aren’t actually giving them the information they need. Now a year later they have formed or been forming their clinically integrated networks.

They’ve been working in the shared savings program. They’re figuring out whether they’re making or losing money. And they know more about what they want.

So they know what they need truly out of their predictive analytics, out of their care management and outreach, out of their stratification of their populations and we were rated number one by KLAS in Advisory Services and Population Health.

I think because we bring people and data to all of that build as it evolves, as opposed to some of the things I think that have been promised that just maybe weren’t quite there. So that would be my guess.

Craig McKasson - Premier Inc. - CFO

And Mohan, one other thing. I do think still the significant driver is the real movement to really value-based healthcare, the movement away from fee-for-service. I do think that is still driving this motivation to continue to evolve new healthcare delivery models as well as the use of the technology that Susan just mentioned.

Mohan Naidu - Stephens Inc. - Analyst

That was very helpful. Maybe just a quick follow-up. What percentage of your current customers use your Population Health solutions at this point?

Mike Alkire - Premier Inc. - COO

I don’t have the exact percentage at the top of my head. If you go back to our Investor Day we actually published our metric from when we talk about our cross-sell metric and who’s utilizing various components of our offerings but we don’t specifically disclose percentages of each individual component.

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Fiscal 2016 First Quarter Conference Call Transcript

Mohan Naidu - Stephens Inc. - Analyst

Great. Thank you so much.

Susan DeVore - Premier Inc. - President & CEO

Thank you.

Operator

Thank you. Our next question is coming from Greg Bolan.

Susan DeVore - Premier Inc. - President & CEO

Hi, Greg. Greg there?

Operator

Greg, your phone line is live. We will proceed to our next question which is coming from Richard Close.

Susan DeVore - Premier Inc. - President & CEO

Hi, Richard.

Richard Close - Canaccord Genuity - Analyst

Good evening. Thanks for taking the question. You called out Advisory works, your strength in Advisory a couple times and great to see that contributing.

How should we think about Advisory Services and the fact that some of those time defined contracts and do those lead to recurring revenues or just give us some component in terms of or maybe additional details on the strength of Advisory Services and if there’s any concern that it just at some point the contract runs out.

Craig McKasson - Premier Inc. - CFO

Sure, Richard. This is Craig. I’ll start and then Susan or Mike could add any color.

But the way that we’ve been consistent in our messaging about this, the way that we go to market from an Advisory Services perspective is integrated with our technology capabilities and they’re really wrap-around solutions to drive actionable improvement, leveraging the data capabilities that we have.

So we do have good sustainability and ongoing performance as a result of those Advisory Services because it is coupled and then even in many cases if it’s an Advisory Services engagement that may end it’s typically pulling through technology capabilities and offerings along with it which obviously have much more of a longer term annuity-type basis.

Mike Alkire - Premier Inc. - COO

And the only other build I’d add, Craig, is that as new healthcare delivery models begin to or continue to evolve, there is going to be a growing need for the collaboratives that we create, so the idea of collaborative growth we do believe will be a significant opportunity for us in the future.

Richard Close - Canaccord Genuity - Analyst

Okay. And as a — go ahead.

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Fiscal 2016 First Quarter Conference Call Transcript

Susan DeVore - Premier Inc. - President & CEO

I was just going to say we’ve talked before about our technology revenues being roughly 60% of the total Performance Services and the Advisory being 40% and that hasn’t changed.

Richard Close - Canaccord Genuity - Analyst

Okay. And I guess my follow-up is just as we think about business opportunities going forward, I know you don’t give a pipeline number or anything like that, but how would you characterize the pipeline and maybe the composition between Supply Chain and Performance Services?

Have you seen any meaningful change over the last several months, size of deals, number of deals, up or down, anything you can provide?

Susan DeVore - Premier Inc. - President & CEO

You know, I would say that we think our pipeline is healthy on both sides of the business. We obviously monitor it.

We have a significant opportunity in our existing member base to cross-sell and to integrate some of the capabilities. So we’re always targeting double-digit growth in the organic side and we’re always targeting scaling our acquisitions to our member base and so given the number of acquisitions that’s we’ve done and our own field team and Advisory team in the marketplace, we feel very good about our sales pipeline.

And I think it’s reflected in what you’ve seen over the last many quarters of our performance and revenue.

Richard Close - Canaccord Genuity - Analyst

Okay. And finally, you had guidance. You give the percentage of your guidance that’s under contract or in-hand and I guess it increased a little bit.

Should it have increased a little bit more following the first quarter or how should we think about that number that you provided? 89% to 92%.

Craig McKasson - Premier Inc. - CFO

Typically we’ll continue to see it improve as we move throughout the year. Generally speaking, at the beginning of a year our Supply Chain Services amount is very high in terms of available under contract and then our Performance Services given Advisory Services nature and even to some extent the technology solutions will typically be more down in that 80%-plus range at the start of a year and will grow as the year progresses.

On an aggregate basis we wouldn’t have expected it to go from 91% to 99% in the first quarter. But it will continue to improve throughout the year and that’s been consistent over time.

Richard Close - Canaccord Genuity - Analyst

Okay. Thank you.

Susan DeVore - Premier Inc. - President & CEO

Thank you.

Operator

Thank you. Our last question is coming from Gene Mannheimer.

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Fiscal 2016 First Quarter Conference Call Transcript

Susan DeVore - Premier Inc. - President & CEO

Hi, Gene.

Operator

Gene, your phone line is live. Thank you.

Gene Mannheimer - Healthcare IT Equity Research - Analyst

Can you hear me?

Susan DeVore - Premier Inc. - President & CEO

Yes.

Gene Mannheimer - Healthcare IT Equity Research - Analyst

Okay. Great. Thanks. Good afternoon. Did you call out how much CECity contributed in the quarter?

And also just if you could elaborate on the OSF win, looks like a good one. Was that an existing customer where you got an expansion or was that a competitive replacement and if so, who was the incumbent there. Thanks.

Craig McKasson - Premier Inc. - CFO

So this is Craig. Relative to CECity we did not call out the specific contribution. I’ll highlight that at the Investor Day and when we provided the guidance we indicated that we would give the contributions we expected on a full year basis but we were not anticipating we would routinely give a separate component as we go to integrate those businesses.

What I will say is that it is definitely on track. We affirmed our guidance where we do expect from CECity and Healthcare Insights to deliver $30 million to $35 million of revenue this year and $7 million to $9 million in adjusted EBITDA from those two acquisitions combined.

Relative to OSF I’ll make one comment and then turn it over to Mike. It did not have a historical relationship with us so this is a brand new relationship and opportunity that we pursued and their incumbent GPO was Amerinet.

Gene Mannheimer - Healthcare IT Equity Research - Analyst

Thank you.

Susan DeVore - Premier Inc. - President & CEO

Thank you, Gene. So I think that’s all the questions, operator.

Operator

There are no further questions in the queue at this time.

Susan DeVore - Premier Inc. - President & CEO

Okay. So thanks everybody for spending time with us today. Fiscal 2016 started off very strong and we expect continued growth in the fiscal year ahead.

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Fiscal 2016 First Quarter Conference Call Transcript

We’re looking forward to talking to you again in February when we report fiscal second-quarter results. And we expect to see and talk with many of you before then.

So operator, you may now close the call. Thank you.

Operator

Ladies and gentlemen, on behalf of Premier Inc. we’d like to thank you for your participation. You may now you disconnect and have a wonderful day.